IMS CAPITAL MANAGEMENT
CODE OF ETHICS
Effective March 12, 2014

STATEMENT OF PRINCIPLES

IMS Capital Management (IMS) has adopted this Code of Ethics to govern securities, investment activities of persons affiliated with IMS Capital Management, the investment advisor listed on Schedule A of the ADV.  Although this Code contains a number of specific standards and policies, there are three key principles embodied throughout the code.

The interests of IMS Clients must always be paramount.
IMS personnel have a legal, fiduciary duty to place the interest of clients first.  In any decision relating to their personal investments, IMS must scrupulously avoid serving their own interests ahead of any client and complying with any applicable federal securities laws.

IMS personnel may not take inappropriate advantage of their client relationships
IMS personnel should avoid any situation (unusual investment opportunities, perquisites, and accepting gifts of more than token value from persons seeking to do business with IMS) that might compromise, or call into question, the exercise of their fully independent judgment in the interest of IMS clients.

All personal securities transactions should avoid any actual, potential or apparent conflicts of interest.
Although all personal securities transactions by IMS Personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that IMS personnel owe a fiduciary duty to clients, and should avoid any activity that creates an actual, potential or apparent conflict of interest.  This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

IMS Personnel must adhere to these general principles as well as comply with the specific provisions of the Code.  Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duties to clients.

There is an especial concern to prevent breach of fiduciary duty when sensitive material is available to certain employees of IMS. Employees or contractors that deal with sensitive material are labeled “Access Persons.” An “access person” is a person who has access to nonpublic information regarding clients’ purchases or sales of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Since most employees of IMS are involved in providing advice or client service, most employees along with applicable contractors are considered access persons. The IMS Inside Trading and IMS Privacy policies must be reviewed and complied with by all Access Persons when any Access Person comes into contact with sensitive material. For definitions of what is considered sensitive materials, please see the Inside Trading and Privacy policies.

PERSONAL SECURITIES TRANSACTIONS

All personnel are actively discouraged from trading securities for their own accounts, but rather to use mutual funds for their investment needs.  For the purpose of Personal Securities Transactions, “Mutual Funds” encompass open-end mutual funds, closed-end mutual funds, ETFs and any other regulated structure which functions as a diversified investment vehicle.  This serves the dual purpose of supporting the investment management industry, while not allowing firm personnel the opportunity to become involved in any situations that might breach the firm’s fiduciary duties to the client.  Employees are allowed to buy and sell securities that are held in IMS’ discretionary client accounts as long as the employee adheres to the practices outlined in the “Transactions Involving Securities Held in IMS Strategies” section below. In the event that an employee is hired, they will agree not to buy more shares of existing securities in their existing portfolios unless the security is held in IMS’ discretionary client accounts. If the security is held in an IMS discretionary client account, more shares may be bought when meeting the criteria below.  For the purpose of Personal Securities Transactions, “Securities” refer to all other investment vehicles not defined by “Mutual Fund” as noted above.  Liquidations of these pre-existing securities should be approved by the Chief Compliance Officer.

PROHIBITED PURCHASES AND SALES OF SECURITIES & PRACTICES REGARDING SECURITIES

In a personal securities transaction, IMS Personnel or Access Persons may not:

•	Buy or sell a mutual fund without prior authorization of the CCO
•	Purchase new securities or more shares of existing securities which are not in IMS discretionary client accounts
•	Acquire any security in an initial public offering
•	Acquire any security in a private placement without prior authorization of the acquisition by the Compliance Officer of IMS
•
Serve on the board of directors of a publicly traded company without prior authorization from the President, partners and CCO of IMS, based upon a determination that such service would be consistent with the interests of IMS and its clients.  IMS personnel and Access Persons that serve on such boards of directors are not permitted to participate in any investment decisions made by IMS involving securities of a company on whose board they serve.

•	Sell an existing personal security without prior authorization of the Compliance Officer
•	Violate the IMS Inside Trading Policy

EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Purchases and Sales of Securities do not apply to:

•
Purchase or sale of a registered open-end or closed-end mutual, ETF or any other regulated structure which functions as a diversified investment vehicle when the CCO has been made aware of the situation and given approval.

•	Purchases or sales of options contracts on a broad-based market index.
•	Purchases or sales of securities affected in any account in which IMS personnel have no beneficial ownership.
•	Purchases of securities made as part of automatic dividend reinvestment plans.
•
Purchases of securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds (i.e., IMS Capital Management purchases shares of the IMS Capital Value Fund for all employees on behalf of the company Retirement Plan).

•
Purchases of securities effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

•
Purchases or sales of securities conducted by a third party as long as the third party has full discretion over the brokerage account and the IMS employee does not give any input into which securities are purchased or sold.  For these accounts, please see the CCO for further procedures and disclosure.

TRANSACTIONS INVOLVING SECURITIES HELD IN IMS INVESTMENT STRATEGIES

Employees may purchase and sell securities which are used in IMS discretionary client accounts when the following conditions are met:

•
Trades must be cleared on the same day as purchases/sells takes place with the CCO. In the case that the CCO is not in the office during trading hours, the trade may be cleared with Carl Marker. It is preferred that the trade is cleared via email so that all parties have a record.

•
If IMS discretionary client accounts are buying or selling a security, or have plans to move on a security, the employee must wait until the second business day after the transaction to purchase or sell the security for themself. The security may be cleared with the CCO and bought/sold on the second business day. For example, if a security is bought for the IMS Capital Value Strategy on Monday, IMS employees may buy the security for their personal accounts on Wednesday (after clearing it with the CCO on Wednesday).

•
If the security is being considered for action for IMS discretionary accounts, the employee may not buy or sell the security until the accounts have taken action (at which time the employee would have to wait until the second business day after the action) or removed the security from the list.

•
If an employee holds a security which is completely liquidated in a strategy or discretionary account, the employee may continue to hold the security. They must still clear the sale of the security. Once it’s sold it may not be re-purchased unless the accounts or strategy also re-purchases the security (at which time a buy would have to go through the waiting period and be re-cleared with the CCO).

•	All exchange-traded investment vehicles that are used in the strategies must be treated like securities and meet the same requirements.
•
Violations of security trading may result in warnings, suspension of personal trading capabilities, or termination, in addition to the penalties listed in the “Enforcement and Penalties” section of this Code.

Any investment opportunity that is not given notice to in the above procedures must be reviewed and approved by the Compliance Officer on a case-by-case examination of the circumstances.

TRANSACTION AND ACCOUNT POSITION REPORTING REQUIREMENTS

Disclosure of personal brokerage accounts:
At the commencement of employment with IMS, all personnel and Access Persons are required to submit to the Compliance Officer the names and account numbers of all their personal brokerage accounts, brokerage accounts of members of their immediate family, and any brokerage accounts which they control or in which they or an immediate family member has beneficial ownership.

Each of these accounts is required to furnish duplicate confirmations and statements to the IMS Compliance Officer within 15 days of the end of each quarter.  Confirmations may not be submitted if the statements convey the same information.  Each statement is reviewed quarterly by the Compliance Officer to identify improper trades or patterns of trading by Access persons (including short term trading).

Annual and Quarterly reporting requirements:
All IMS personnel and Access Persons are required to disclose all personal securities holdings upon commencement of employment, and thereafter, on a quarterly basis.  At the commencement of employment, and at the beginning of the first quarter of each fiscal year thereafter, all IMS personnel and Access Persons are required to certify with a written acknowledgement that they have read and understand this Code and any amendments and that they have complied with its requirements throughout the prior fiscal year.

ENFORCEMENT AND PENALTIES

The Compliance Officer of IMS shall review the transaction information supplied by their respective IMS personnel and Access Persons.   The purpose of these reviews is to determine if any Access Person has violated this Code of Ethics or the IMS Inside Trading Policy.  If a transaction appears to be in violation of the Code of Ethics, the transaction will be reported to the President and partners of IMS.

In the case an employee or Access Person is knowledgeable regarding any violations of this Code, they must report these violations in a prompt manner to the Compliance Officer.  In the case that a violation is reported, the person reporting the incident shall not have any reason to fear of any negative repercussions.

Upon review of a violation of this Code of Ethics, IMS may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from the securities transaction effected in violation of this Code of Ethics.  IMS shall impose sanctions in accordance with the principle that no IMS personnel or Access Persons may profit at the expense of the clients of IMS.  In the case that someone violates a federal securities regulation, the violation will be reported to the appropriate regulatory authority.

PUBLIC ACCESS TO THIS CODE

A client may request a copy of the IMS Code of Ethics by writing IMS at 8995 S. E. Otty Road, Portland, Oregon  97086, calling (800) 408-8014, or emailing portland@imscapital.com.

DEFINITIONS:

“Beneficial Ownership” means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities.  “Beneficial Ownership” includes, but is not limited to, ownership of Securities held by members of the family.  For these purposes, a person’s family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

“Personal Securities Transaction(s)” means transactions in Securities for the account(s) in the names of IMS Personnel or Access Persons, or for accounts in which IMS Personnel or Access Persons have Beneficial Ownership.

Certification of Receipt and Understanding
of the IMS Code of Ethics

I, ________________________________________ have read, understood, and accepted the
Code of Ethics for IMS Capital Management.  If I am an employee receiving this Code of Ethics for the annual reporting, I certify that I have complied with its requirements throughout the prior fiscal year.

Signed:	Date:

Name: